Exhibit 10(a)97

                      EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into between Entergy Services, Inc. ("Employer"), a Delaware corporation, and Curt L. Hebert, Jr. ("Executive"). The earliest date upon which both Executive and Employer have executed this Agreement shall be its effective date ("Effective Date"), although the Agreement shall be wholly voidable by Employer if Employer obtains unsatisfactory pre-employment reference and security background checks on Executive, Executive fails to provide suitable documentation of Executive's identity and employment eligibility (I-9 INS certification), or Executive fails to successfully complete a pre-employment drug screening. The details of employment under this Agreement are set forth below and supercede any other oral or written employment offers, representations, agreements or contracts Executive may have received from, or entered into with, Employer, Entergy Corporation, or any other affiliate or subsidiary of Entergy Corporation (each, an "Entergy System Company," and collectively, the "Entergy System") prior to the execution of this Agreement, which prior offers, agreements or contracts Executive acknowledges are without effect.

In consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

I.  EMPLOYMENT AND DUTIES:

  A.    Employment.   Employer  agrees to employ  Executive,  and
     Executive accepts such employment, on the terms and conditions set forth in this Agreement. The employment contemplated by this Agreement refers to employment by Employer or any other Entergy System Company. Entergy System Companies other than Executive's immediate employer shall be third party beneficiaries of Executive's obligations under this Agreement. Moreover, Employer may assign this Agreement, and Executive's employment, to any successor company or business. Executive shall at all times comply with and be subject to such policies and procedures as the Entergy System or Employer may establish from time to time, including, but not limited to, the Code of Entegrity and all policies or practices referenced therein, as may be amended from time to time.

  B. Employment Period. The period during which Executive is employed under this Agreement (the "Employment Period") shall commence on September 1, 2001 (the "Employment Date") and, subject to earlier termination in accordance with this Agreement, the term of Executive's employment under this Agreement shall end three calendar years thereafter on September 1, 2004 (the "Term"). Executive and Employer agree that Executive's first day actively at work for Employer shall be the Employment Date.

  C. Duties. During the Employment Period, Executive shall serve as Executive Vice President, External Affairs on behalf of the Entergy System. Executive shall report to the Chief Executive Officer of Entergy Corporation (the "CEO") and shall have those powers and duties consistent with his position and as may be established by the CEO. Executive agrees to devote all of his full working time, attention, and energy to the performance of his duties or such other activities as the CEO may approve and shall faithfully render his best efforts to promote, advance, and conduct the business of the Entergy System. Executive agrees that he may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of his duties hereunder, is contrary to the interests of Employer or any other Entergy System Company, or requires any significant portion of Executive's business time. Executive further acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to the Entergy System to act at all times in the best interests of the Entergy System Companies and to do no act which would injure the business, interests, or reputation of any Entergy System Company. The principal place of employment of the Executive shall be at the Entergy System's principal corporate offices in New Orleans, Louisiana.

II.  COMPENSATION AND RELATED MATTERS:

  A. Base Salary. Following the Employment Date and until the termination of Executive's employment under this Agreement, as compensation for the performance by the Executive of his duties hereunder, Employer shall pay Executive a base salary at an annual rate of THREE HUNDRED TWENTY FIVE THOUSAND ($325,000) DOLLARS, or such greater rate as may be approved from time to time by Executive's Entergy System employer, in its sole discretion (the "Base Salary"). The Base Salary shall be payable in accordance with the normal payroll practice of Executive's Entergy System Company employer while Executive is employed by such Entergy System Company in accordance with this Agreement. The Base Salary shall be subject to all appropriate withholdings or other deductions required by law or by the Entergy System Company's established policies, and an Entergy System Company employer shall have the right to require Executive to remit to it, or to withhold from other amounts payable to Executive, as compensation or otherwise, an amount sufficient to satisfy all
     federal,  state and local withholding tax requirements.   If
     Executive should die while still employed in accordance with the terms of this Agreement, the amount of any monthly base salary that was earned by Executive prior to his death but not yet paid to Executive shall be paid to his estate.

  B. Signing Bonus. Within 60 days after the Employment Date, but subject to the repayment provisions set forth herein, Executive shall receive a one-time signing bonus of ONE HUNDRED FIFTY THOUSAND AND NO/100 ($150,000.00) DOLLARS (the "Signing Bonus"); provided that Executive may elect to defer receipt (using various investment options available through T. Rowe Price) of such Signing Bonus until Executive leaves Entergy System Company employment. Such deferral will be in accordance with all of the terms and conditions of the Executive Deferred Compensation Plan of Entergy Corporation and its Subsidiaries.
     If Executive wishes to defer all or part of the Signing Bonus, Executive must elect such deferral prior to Executive's Employment Date and may specify the deferral amount at the bottom of this Agreement. Executive agrees that Employer shall not have received adequate consideration for the Signing Bonus if Executive voluntarily resigns or if Executive's employment with Employer or any other Entergy System Company is involuntarily terminated for Cause (as defined in Section III of this Agreement) prior to September 1, 2004. Accordingly, if prior to September 1, 2004, Executive voluntarily resigns or his employment with Employer or any other Entergy System Company is involuntarily terminated for Cause (as defined in Section III of this Agreement), Executive will repay to Employer within seven calendar days following written demand by Employer (or, to the extent payment of the Signing Bonus was deferred in accordance with this Section, Executive's deferred compensation account under the Executive Deferred Compensation Plan of Entergy Corporation shall immediately be automatically reduced without further action of Executive) a share of the Signing Bonus according to the following schedule:

     Before September 1, 2002:  Entire Signing Bonus repayment required

     After September 1, 2002 but
     before September 1, 2003:       $100,000 repayment required

     After September 1, 2003 but
     before September  1,  2004:     $  50,000 repayment required

     On or after September 1, 2004:  No  repayment required

  C.     Up-front  Stock  Option  Grant.   Following  Executive's
     Employment Date and upon approval by the Personnel Committee of the Entergy Corporation Board of Directors ("Personnel Committee"), Executive will be granted 58,500 stock options of Entergy Corporation common stock (at an option price equal to the fair market value of Entergy Corporation common stock on the date of grant) under the terms and conditions of the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("EOP") if Executive is deemed an "insider" under Rule 16 of the Securities Exchange Act of 1934, or otherwise under the terms and conditions of the Entergy Corporation and Subsidiaries Equity Awards Plan (the "EAP"). It is anticipated that the Personnel Committee will grant such options to vest at the rate of one-third on each of the first three anniversaries of the date of grant if Executive is an Entergy System Company employee on each such anniversary date, in accordance with the terms and conditions of the EOP or EAP, as applicable.

  D. Up-front Restricted Unit Grant. Following Executive's Employment Date and upon approval by the Personnel Committee and subject to the terms and conditions of the EOP or EAP, as applicable, Executive will be granted 10,000 restricted units ("Restricted Units"), where each of the Restricted Units represents the dollar value equivalent of one share of Entergy Corporation common stock. Restrictions on the Restricted Units (without dividends) will be lifted at the rate of one-third on September 1, 2002; one-third on September 1, 2003; and the final one-third on September 1, 2004, provided Executive is an Entergy System Company employee on each such date, in accordance with the terms and conditions of the EOP or EAP, as applicable.

  E.    Executive  Annual  Incentive Plan.   Beginning  with  the
     remainder of calendar year 2001, Executive will be eligible to participate in the Executive Annual Incentive Plan ("EAIP") in accordance with its terms and conditions, with a target value of 60% of Executive's annual base salary. Because the EAIP is on a calendar year basis, Executive will be eligible for a pro-rated pay out for calendar year 2001 based on Executive's actual Employment Date. Individual EAIP awards are discretionary.

  F. Long Term Incentive Program. The Long Term Incentive Program ("LTIP") of the EOP or the EAP, as applicable, provides participants with performance units ("Performance Units"). Each of the Performance Units represents the cash equivalent of one share of Entergy Corporation common stock. The Personnel Committee determines the grant of Performance Units at the end of
     the   applicable  three-calendar  year  performance   period
     ("Performance Period") based on the Entergy System's attained achievement level for such Performance Period. Subject to Personnel Committee approval and the terms and conditions of the EOP or EAP, as applicable, Executive will be eligible for a Target LTIP award of 8,500 Performance Units for each Performance Period during which Executive is a System Company employee, although Executive's Performance Units shall be pro-rated based on the number of full months Executive is employed with Employer or any other Entergy System Company during each applicable Performance Period.

  G. Annual Stock Option Plan. During Executive's Entergy System Company employment, Executive will be eligible to receive such stock option grants, if any, as may be determined in the discretion of the Personnel Committee. Subject to approval by the Personnel Committee, in the calendar year 2002, it is anticipated that Executive will be eligible to receive 58,500 stock options at target level under the terms and conditions of the EOP or EAP, as applicable. Although it is anticipated that one-third of all options granted will vest at the first, second and third anniversaries of the date of grant, provided Executive is an active System Company employee on each such date, the vesting schedule and other grant terms will be established in accordance with the terms of the EOP or EAP, as applicable, and as specified in the grant letter.

  H. Vacation and Other Absences. Executive shall be entitled to paid vacation and other paid absences, whether for holidays, illness, personal time or any similar purposes during the Employment Period, in accordance with policies applicable generally to senior executives within the Entergy System. Notwithstanding the generality of the foregoing, Executive shall be entitled to a minimum of four weeks of paid vacation per calendar year during the Employment Period, with such vacation grant being pro-rated for calendar year 2001 based on Executive's actual Employment Date.

  I. Relocation Allowance. Executive will be eligible for benefits under the Entergy System's relocation program, including a lump sum cash payment of one month's base salary paid at the time Executive relocates, for miscellaneous relocation expenses.

  J. Pension Equalization Plan. Executive will be eligible to participate in the Pension Equalization Plan of Entergy Corporation and Subsidiaries ("PEP") under the terms and conditions of the PEP, including, but not limited to, the participation eligibility provisions thereunder. Solely for purposes of calculating the amount of Executive's PEP benefit, an additional 13 years of Benefit Service will be added to
     Executive's  actual  Entergy System  service.   However,  in
     accordance with the terms of the PEP, the resulting benefit amount will be offset by any qualified retirement benefits payable to Executive by the Entergy System and by Executive's former employer(s). The added Benefit Service is contingent upon Executive's execution of a Participant Application under the PEP, which document will be finalized once Executive provides detailed information concerning his former employer(s) and the amounts of all accrued qualified retirement benefits available from such employer(s).

  K. Supplemental Retirement Benefit. Executive will be eligible to participate in the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (the "SERP") under the terms and conditions of the SERP, including, but not limited to, the participation eligibility provisions thereunder.

  L. Other Benefits. While employed by an Entergy System Company employer under this Agreement, Executive may participate in all other Entergy Corporation sponsored qualified employee benefit plans, welfare benefit plans, and programs for which Executive is eligible to participate, in accordance with the terms and conditions of such plans and programs as in effect and as may be amended from time to time. As of the date hereof, such plans and programs include, but not by way of limitation, the Executive Deferred Compensation Plan, qualified Savings Plan, qualified Retirement Plan, Benefits Plus family of welfare plans, Defined Contribution Restoration Plan, Pension Equalization Plan, Executive Disability Plan, Executive Financial Counseling
     Program,   and   Executive  Continuity  Plan.    Executive's
     participation in some or all of these plans will be contingent upon his execution, and the plan administrator's acceptance, of a participant application, and upon satisfaction of other terms and
     conditions.   Except as specifically set forth  herein,  the
     benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any Entergy System Company sponsored qualified employee benefit plans, non-qualified employee benefits plans, programs, and welfare benefit plans in which Executive may otherwise be eligible to participate, and his eligibility to participate in any such plans or programs shall continue to be determined in accordance with the terms and conditions of such plans or programs, as may be amended from time to time. Unless specifically provided for in a written plan document properly adopted pursuant to such plan, none of the benefits or arrangements described in this Section shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Executive's Entergy System Company employer.

III.  TERMINATION PRIOR TO EXPIRATION OF TERM:

  A. Early Termination. Upon the occurrence of any one of the following termination events prior to the expiration of the Term, and except as otherwise provided in this Section III, Executive shall no longer be an employee of any Entergy System Company employer and shall forfeit all remaining unpaid compensation and all benefits otherwise granted or due Executive under this Agreement and any and all future compensation and benefits for which Executive is eligible, including individual bonuses or incentive compensation not yet paid to Executive at the date of such event, unless the terms and conditions of an applicable Entergy System plan or program specifically provide otherwise:

     1. if there should occur a Change in Control, as defined in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries (the "Continuity Plan"), and Executive should become eligible for benefits under the Continuity Plan;

     2. if there should occur any of the following events that do not result in eligibility for benefits as described in IIIA1:

       (a) Good Reason by Executive. Executive terminates his Entergy System employment for Good Reason, which for purposes of this Agreement shall mean any material breach of this Agreement by his Entergy System Company employer, the occurrence of which is not remedied by a System Company within ten business days following receipt of the Executive's written notice (in accordance with this Agreement) thereof, in which case Executive shall be entitled to the following severance benefits: (i) a total severance payment equal to two (2) years Base Salary (subject to all appropriate withholdings or other deductions required by law) payable over the twenty-four consecutive month period following the date of termination, in accordance with the normal payroll practice of Executive's last Entergy System Company employer and
          (ii) retention of the Signing Bonus described in Section IIB of this Agreement without any repayment obligations thereunder;

       (b) Resignation. Executive resigns his employment, other than for the purpose of transferring employment to another Entergy System Company and other than for Good Reason as defined in this
          Section IIIA2(a), in which case Executive shall be entitled only to any monthly base salary that was earned by Executive prior to his resignation but not yet paid to Executive;

       (c) Cause. Executive is terminated by his Entergy System Company employer for Cause, which termination shall be immediately effective upon the giving of written notice thereof to Executive, or at such later time as the notice may specify. Cause for termination shall mean (a) Executive's engagement in embezzlement, theft, material fraud, or other acts of dishonesty;
          (b) Executive's material violation of any agreement between Executive and any Entergy System Company; (c) Executive's neglect or intentional disregard of the duties and services required of Executive under this Agreement; (d) Executive's material violation of the Code of Entegrity or any policies therein referenced; (e) Executive's conviction of or entrance of a plea of guilty or nolo contendere to a felony; (f) Executive's absence from work for five consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to System Company policy or law; (g) Executive's gross or repeated insubordination; or (h) Executive's unauthorized disclosure of the confidences of any Entergy System Company as defined in
          Section V of this Agreement. No act or failure to act by the Executive shall be considered Cause unless the Entergy System Company employer has given detailed written notice thereof to the Executive and, where remedial action is feasible, he has failed to remedy the act or omission within twenty business days after Executive's Entergy System Company employer has forwarded such notice to Executive in accordance with the notice procedures of this Agreement.

       (d) Termination without Cause. Executive is terminated by his Entergy System Company employer without Cause (as defined in subparagraph IIIA2(c) above), which termination shall be immediately effective upon the giving of written notice thereof to Executive, or at such later time as the notice may specify, in which case Executive shall be entitled to the following severance benefits: (i) a total severance payment equal to two (2) years Base Salary (subject to all appropriate withholdings or other deductions required by law) payable over the twenty-four consecutive month period following the date of termination, in accordance with the normal payroll practice of Executive's last Entergy System Company employer and (ii) retention of the Signing Bonus described in Section IIB of this Agreement without any repayment obligations thereunder;

       (e) Death. Executive dies, in which case only any monthly base salary that was earned by Executive prior to his death but not yet paid to Executive shall be paid to Executive's estate and any repayment obligations with regard to the Signing Bonus described in Section IIB of this Agreement shall not apply; or

       (f) Disability. Executive becomes disabled so as to entitle Executive to benefits under his Entergy System Company employer's long-term disability plan and any repayment obligations with regard to the Signing Bonus described in Section IIB of this Agreement shall not apply.

     3. In no event shall Executive or his beneficiaries be entitled to payments and benefits under both IIIA1 and IIIA2 of this Agreement, nor shall Executive or his beneficiaries be entitled to payments and benefits under more than one subsection of IIIA2.

  B. Offset. In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans, or programs or policies of his terminating Entergy System Company employer.

  C.    Sole  Remedy.   In  the event Executive's  employment  is
     terminated in accordance with Section III.A prior to expiration of the Term, Executive's rights as outlined in this Section III are (1) Executive's sole and exclusive rights against his Entergy System Company employer or any other Entergy System Company and
     (2) the sole and exclusive liability to Executive by any Entergy System Company employer under this Agreement, in contract, tort, or otherwise, for any termination of the employment relationship. Executive covenants not to lodge against any Entergy System Company any claim, demand, or cause of action based on termination of the employment relationship for any monies allegedly due under this Agreement other than those specified in this Section III.

  D. Continuing Obligations. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Executive's continuing obligations of confidence, Executive's continuing obligations with respect to business opportunities that were entrusted to Executive during the employment relationship, and specifically Executive's obligations under Sections V and VI of this Agreement.

IV.  CONTINUATION OF EMPLOYMENT BEYOND TERM:

  Should Executive remain employed by Employer or any other Entergy System Company employer beyond the expiration of the Term, such employment shall convert to an at will employment relationship, terminable at any time by either the Entergy System Company employer or Executive for any reason whatsoever, with or without Cause. Section III of this Agreement shall not apply if Executive's termination should occur after expiration of the Term.

V.  PROTECTION OF INFORMATION:

  A. Position of Confidence. Executive acknowledges that his employment with Employer or any other Entergy System Company has placed him in a position to have access to or develop trade secrets or confidential information of any one or all of the Entergy System Companies and has placed Executive in a position to develop business good will on behalf of any one or all of the Entergy System Companies.

  B. Information Obtained During Employment. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which were or are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment with any Entergy System Company employer, whether during business hours or otherwise and whether at the work site or otherwise, which relate to Entergy System Company business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data,
     pricing    and   trading   terms,   evaluations,   opinions,
     interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Executive's Entergy System Company employer and are and shall be such employer's sole and exclusive property. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Executive's Entergy System Company employer. Upon termination of Executive's employment with his Entergy System Company employer, for any reason, Executive shall promptly deliver the items referenced in this
     Section V(B), and all copies thereof, to his last Entergy System Company employer.

  C. Confidentiality. Executive will not, at any time during or after Executive's employment with any Entergy System Company employer, make any unauthorized disclosure of any confidential business information or trade secrets of any Entergy System Company, or make any use thereof, except in the carrying out of Executive's employment responsibilities under this Agreement. As a result of Executive's employment under this Agreement, Executive may, from time to time, have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, or joint venturers of Employer or other Entergy System Companies, and Executive agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets.

  D.     Terms  of  the  Agreement.   Executive  understands  and
     acknowledges that the terms and conditions of this Agreement constitute confidential information. Executive shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than Executive's attorneys, tax advisors, or as required by law.

  E. Assignment of Rights. Executive agrees to and hereby does assign to Executive's Entergy System Company employer all rights in and to all inventions, business plans, work models or procedures, whether patentable or not, which are made or conceived solely or jointly by Executive at any time during Executive's Entergy System Company employment or with the use of any Entergy System Company time and materials. Executive will disclose to such Entergy System Company all facts known to Executive concerning such matters and, at the Entergy System Company's expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting the Entergy System Company in title to, such matters. Both during Executive's employment and thereafter, Executive shall assist his Entergy System Company employer and its nominee, at any time, in the protection of his employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including, without limitation, the execution of all formal assignment documents requested by employer or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States or foreign countries.

  F. Breach. Executive acknowledges and understands that Executive's breach of any provision of this Section V would constitute a material breach of this Agreement and could subject Executive to disciplinary action, including, without limitation, termination of employment for Cause under Section III. Executive acknowledges that money damages would be an insufficient remedy for any breach of this Section V by Executive, and Employer or any other Entergy System Company employer shall be entitled to enforce the provisions of this Section V by terminating any payments (including severance payments) then owing to Executive under this Agreement and/or to seek specific performance and injunctive relief as remedies for a breach or threatened breach of this Section. Such remedies shall not be deemed the exclusive remedies for a breach of this Section, but shall be in addition to all remedies available at law or in equity.


VI.  NON-COMPETE OBLIGATIONS:

  A. Fiduciary Obligations. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, in keeping with Executive's duties as a fiduciary, and in order to protect Employer's interest in the trade secrets of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Executive agree to the non-competition provisions of this Section. Executive agrees that he will not engage in any employment or other activity (without the prior written consent of his last Entergy System Company employer) either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is (1) listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or (2) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. Executive further agrees not to take any action or make any statement, written or oral, to any current or former employee of any Entergy System Company, or to any other person, which disparages any
     Entergy   System  Company,  its  management,  directors   or
     shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements (i) that would harm the reputation of any Entergy System Company with its clients, suppliers, employees or the public; or (ii) that would interfere with existing or prospective contractual or employment relationships with any Entergy System Company or its clients, suppliers or employees. The non-competition and non-disparagement obligations in this Section shall extend throughout the Term of this Agreement and, to the greatest extent allowed by law, shall extend for the longer of a period of one (1) year after Executive's employment has ended or the severance payment period described in Section IIIA2(a) and (d) if applicable.

  B. Breach of Covenant. Executive acknowledges that Executive's breach of any provision of this Section VI would constitute a material breach of this Agreement and could subject Executive to disciplinary action, including, without limitation, termination of employment for Cause. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits to justify such restriction. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section VI by Executive, and Employer shall be entitled to enforce the provisions of this Section VI by terminating any payments (including severance payments) then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Executive and his or her agents involved in such breach.

  C. Modification by Court. It is expressly understood and agreed that Employer and Executive consider the restrictions contained in this Section VI to be reasonable and necessary to protect the proprietary information of the Entergy System. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

VII.  ADDITIONAL PROVISIONS

  A. Representations and Warranties. Executive and Employer represent and warrant that neither is under a restriction or obligation inconsistent with the execution of this Agreement or the performance of either party's obligations hereunder and neither knows of any reason why the performance due under this Agreement should be hindered in any way.

  B. Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the fifth business day after being deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed otherwise by any party in accordance with the notice provisions of this Section:

     If to an Entergy System Company, addressed in care of:

     General Counsel
     Entergy Services, Inc.
     639 Loyola Avenue, 26th Floor
     New Orleans, LA 70113

     If to Executive, addressed as follows:

     Curt L. Hebert, Jr.
     309 Songwood Court
     Millersville, Maryland 21108

  C. Binding Agreement. Upon its effective date, this Agreement is binding upon Executive and his heirs and upon Employer and its successors, agents, heirs or assigns. Executive expressly acknowledges the right of Employer to assign this Agreement to any Entergy System Company successor.

  D. Nonassignability. This Agreement or the right to receive benefits hereunder may not be assigned, encumbered or alienated by Executive in any manner.

  E. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

  F. Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  G. No Inducements. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the Entergy System Company employment of Executive that is not contained in this Agreement shall be valid or binding.

  H. Modifications and Waivers. This Agreement contains the entire understanding between Executive and Employer relating to Entergy System Company employment, unless otherwise specifically provided as in the case of written company policies promulgated by, and in the applicable written benefit plans and programs of, Employer or any other Entergy System Company. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

  I. Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement, which may be executed in multiple originals, to be effective on the Effective Date herein provided.

ACCEPTED   BY   EMPLOYER:             ACCEPTED BY EXECUTIVE:
Entergy Services, Inc.
By its Duly Authorized Agent:

/s/  William Madison                   /s/ Curt L. Hebert, Jr.
William Madison                        Curt L. Hebert, Jr.
Sr. Vice-President,                    Social Security No. ###-##-####
Human Resources and Administration     Executed this 7th day of
Executed this 7th day of                 August, 2001.
  August 2001.




Signing Bonus amount Executive wishes to defer: _______
Signature: ________________  Date: ______